** Certain information in these exhibits has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.


                                                                    EXHIBIT 10.2

              INTELLECTUAL PROPERTY TRANSFER AND LICENSE AGREEMENT

      This Intellectual Property Transfer and License Agreement (this "Agreement") is made by and between Johnson & Johnson Consumer Companies, Inc., a New Jersey corporation having an address at 199 Grandview Road, Skillman, New Jersey 08558 (hereinafter referred to as "JJCC") and Barrier Therapeutics, Inc., a Delaware corporation having an address at 1 Stults Drive, Plainsboro, New Jersey 08536 (hereinafter referred to as "Barrier").

                               W I T N E S S E T H

      WHEREAS, JJCC is the owner of (i) patents and patent applications recited in Schedules 1.1 and 1.3 and (ii) know-how and tangible property relating to the Diaper Dermatitis Product and the Sebderm Product (each as defined below);

      WHEREAS, Barrier wishes to acquire (i) a license (as set forth below) under such patents and patent applications from JJCC, (ii) a license (as set forth below) to use such know-how from JJCC, and (iii) copies of such JJCC Tangible Property (defined herein);

      WHEREAS, in consideration of (i) the issuance of shares of Series A Preferred Stock of Barrier to JJCC (or its designated Affiliate) under the Securities Acquisition Agreement (defined herein) and (ii) the obligations of Barrier hereunder, JJCC is willing to grant such licenses and transfer such tangible property to Barrier, in each case subject to the terms and conditions of this Agreement; and

      WHEREAS, contemporaneously with the execution and delivery hereof, Barrier is entering into the Related License Agreement (defined herein).

      NOW, THEREFORE, in consideration of the above premises and the covenants contained herein, the parties agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

      As used in this Agreement, the following terms, when used with initial capital letters, shall have the following meanings, and the singular shall include the plural and vice-versa. Certain defined terms, generally used in exclusively one article hereof, are not defined in this Article 1.

      1.1 "`683 Patent Rights" shall mean U.S. Patent No. 6,238,683, as well as all continuations, continuations-in-parts, divisions, and renewals thereof, all patents which may be granted thereon, and all reissues, reexaminations, extensions, patents of additions, and patents of importation thereof together with any foreign counterparts of any of the foregoing. Schedule 1.1

** Certain information in these exhibits has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.


sets forth all of the patents and patent applications that comprise the `683 Patent Rights as of the date hereof.

      1.2 "`683 Product" shall mean a Pharmaceutical Product, the making, using, selling, offering to sell, or importation of which would infringe a Valid Claim of a patent within the `683 Patent Rights but for the licenses granted herein.

      1.3 "`932 Patent Rights" shall mean U.S. Patent No. 4,911,932, as well as all continuations, continuations-in-parts, divisions, and renewals thereof, all patents which may be granted thereon, and all reissues, reexaminations, extensions, patents of additions, and patents of importation thereof, together with any foreign counterparts thereof. Schedule 1.3 sets forth all of the patents and patent applications that comprise the `932 Patent Rights as of the date hereof.

      1.4 "`932 Product" shall mean a Pharmaceutical Product, the making, using, selling, offering to sell, or importation of which would infringe a Valid Claim of a patent within the `932 Patent Rights but for the licenses granted herein.

      1.5 "`932 Territory" shall mean the world with the exception of the JJCC Countries.

      1.6 "Active Clinical Development" shall mean that Barrier is diligently engaging in one or more of the following development activities for the Licensed Product that it has selected to develop: (i) study/protocol design activity;
(ii) awaiting protocol approval from the applicable institutional review board, FDA or other Regulatory Authority; (iii) patient recruitment, patient treatment, data analysis, and report writing for any clinical trial; (iv) manufacturing scale-up and validation; or (v) regulatory file(s) being drafted or pending.

      1.7 "Affiliate" shall mean any entity that directly or indirectly controls, is controlled by, or is under common control with a party to this Agreement, and for such purpose of this definition, "control" shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management or the policies of the entity, whether through the ownership of voting securities, by contract, or otherwise. The direct or indirect ownership of greater than fifty percent (50%) of the voting securities of a business entity or an interest in the assets, profits, or earnings of a business entity shall be deemed to constitute control of the business entity. Notwithstanding the foregoing, Barrier shall not be considered an Affiliate of JJCC for purposes of this Agreement.

      1.8   "Closing Date" shall have the meaning set forth in Section 11.5.

      1.9 "Commercialization Agreement" is defined in Section 5.1 of the Agreement.

      1.10 "Control" or "Controlled" shall mean the right to grant a license or sublicense to intangible property rights (including patent rights, know-how and/or trade secret information) as permitted under the terms of any pre-existing agreement or other arrangement with any third party. For the purposes of this Agreement, JJCC does not Control any intangible property rights of its Affiliates unless there is a written agreement granting such rights.

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** Certain information in these exhibits has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.


      1.11 "Diaper Dermatitis Product" shall mean the `932 Product described in NDA No. [**] that was developed by JJCC pursuant to IND No. [**] for the use in treating diaper dermatitis.

      1.12 "Execution Date" of this Agreement shall mean the later of the execution dates appearing below the parties' signature lines at the end of this Agreement. The rights and obligations of the parties under Articles 2, 3, 8, and 9 of this Agreement, however, shall not become effective until Barrier satisfies all of the conditions of the capital financing transactions set forth in Section
13.15 of this Agreement.

      1.13 "FDA" shall mean the United States Food and Drug Administration or any successor entity.

      1.14 "Foreign Country" shall mean any country or territory that is not the United States and its territories and possessions.

      1.15 "JJCC Countries" shall mean Argentina, Australia, Belgium, Denmark, Germany, Indonesia, Luxembourg, New Zealand, Peru and Venezuela.

      1.16 "JJCC IP Rights" shall mean the JJCC Patent Rights and the JJCC Know-How.

      1.17 "JJCC Know-How" shall mean all know-how, information, trade secrets, experience, data, formulae, processes or procedures, excluding the JJCC Patent Rights, owned or otherwise Controlled by JJCC as of the Execution Date of this Agreement relating to the Diaper Dermatitis Product and the Sebderm Product. Such information includes JJCC Tangible Property.

      1.18 "JJCC Patent Rights" shall mean the `932 Patent Rights and the `683 Patent Rights.

      1.19  "JJCC Tangible Property" shall mean a copy of all items set forth on
Schedule 1.19.

      1.20 "Licensed Product" shall mean a `683 Product (including without limitation the Sebderm Product) or a `932 Product (including without limitation the Diaper Dermatitis Product).

      1.21 "Manufacturing Agreement" is defined in Section 5.4 of the Agreement.

      1.22  "Materials" is defined in Section 3.2(c) of this Agreement.

      1.23  "Optioned Territory" is defined in Section 5.1(a) of this Agreement.

      1.24 "Pharmaceutical Product" shall mean a product, which if marketed in the United States, would require Regulatory Approval from the FDA prior to such marketing.

** Certain information in these exhibits has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.


      1.25 "Phase II Clinical Studies" shall mean that portion of the clinical development program carried out beyond Phase I which provides for the clinical studies conducted in patients and designed to indicate clinical efficacy for a Licensed Product for one or more indications and its safety, as well as to obtain an indication of the dosage regimen required as more fully defined in 21 C.F.R. 312.21(b).

      1.26 "Regulatory Approval" shall mean the technical, medical and scientific licenses, registrations, authorizations and approvals (including, without limitation, approvals of NDAs, supplements and amendments, pre- and post- approvals, pricing and third party reimbursement approvals, and labeling approvals) of any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, necessary for the development (including the conduct of clinical trials), manufacture, distribution, marketing, promotion, offer for sale, use, import, export or sale of Licensed Product(s) in a regulatory jurisdiction.

      1.27 "Regulatory Authority" shall mean any national (e.g., the FDA), supra-national (e.g., the European Commission or the European Agency for the Evaluation of Medicinal Products), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity responsible for the granting of Regulatory Approval.

      1.28 "Related License Agreement" shall mean that certain Intellectual Property Transfer and License Agreement between Barrier and Ortho-McNeil Pharmaceutical, Inc. and Janssen Pharmaceutica Products, LP., dated the date hereof.

      1.29 "Sebderm Product" shall mean the `683 Product that was developed by JJCC for the use in treating seborrheic dermatitis under IND No. [**].

      1.30 "Securities Acquisition Agreement" shall mean the Barrier Therapeutics, Inc. Series A Securities Acquisition Agreement, of even date, by and among JJCC, Barrier, Janssen Pharmaceutica Products, LP, Ortho-McNeil Pharmaceutical, Inc., and Johnson & Johnson Development Corporation.

      1.31 "Valid Claim" shall mean a claim in any unexpired, issued patent within the JJCC Patent Rights which has not been held invalid or unenforceable by a non-appealed or unappealable decision by a court or other appropriate body of competent jurisdiction, and which is not admitted to be invalid through disclaimer or dedication to the public.

                                    ARTICLE 2
                             GRANT OF PATENT RIGHTS

      2.1 Barrier's License under the `932 Patent Rights. Subject to Section 2.2, JJCC hereby grants to Barrier the exclusive (even as to JJCC and its Affiliates), royalty-free license with the unrestricted right to grant sublicenses (subject to Section 2.6 and Article 5), under the `932 Patent Rights to (i) import, use, sell, offer for sale, and have sold `932 Products in the `932 Territory and (ii) make and have made `932 Products anywhere in the world to import, use, sell, offer for sale, and have sold `932 Products in the `932 Territory. For avoidance of doubt, there

** Certain information in these exhibits has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.


shall be no field-of-use limitation on the license granted pursuant to this
Section 2.1(a) regarding indications for which `932 Products may be used.

      2.2 JJCC's Retained Rights Under the `932 Patent Rights. JJCC retains all rights under the `932 Patent Rights, including the unrestricted right to grant sublicenses, to (i) import, use, sell, offer for sale, and have sold `932 Products in the JJCC Countries, (ii) make and have made the `932 Products anywhere in the world to import, use, sell, offer for sale, and (iii) have sold such `932 Products in the JJCC Countries and retains the non-exclusive right, including the unrestricted right to grant sublicenses, to make, have made, import, use, sell, offer for sale, and have sold products (other than the Diaper Dermatitis Product) for which JJCC or its Affiliates can show through tangible dated evidence was under development (having at least performed in vivo studies) or marketed by JJCC or such Affiliate prior to the Execution Date. For avoidance of doubt, there shall be no field-of-use limitation on the rights retained under this Section 2.2 regarding indications for which products may be used.

      2.3   License Under the `683 Patent Rights.

            (a) Subject to Sections 2.3(b) and 2.4, JJCC hereby grants to Barrier the exclusive (even as to JJCC and its Affiliates), royalty-free, worldwide license, with the unrestricted right to grant sublicenses (subject to Section 2.6 and Article 5), under the `683 Patent Rights to make, have made, import, use, sell, offer for sale, and have sold `683 Products. For avoidance of doubt, there shall be no field-of-use limitation on the license granted pursuant to this Section 2.3(a) regarding indications for which `683 Products may be used.

            (b) Barrier's license under Section 2.3(a) and Article 3 shall not include the right to make, have made, import, use, sell, offer for sale, and have sold human dandruff shampoo products in Germany that can be legally sold without a prescription.

      2.4 JJCC's Retained Rights Under the `683 Patent Rights. JJCC retains the non-exclusive right under the `683 Patent Rights, including the unrestricted right to grant sublicenses, to make, have made, import, use, sell, offer for sale, and have sold products (other than the Sebderm Product) for which JJCC or its Affiliates can show through tangible dated evidence was under development or marketed by JJCC or such Affiliate prior to the Execution Date. For avoidance of doubt, there shall be no field-of-use limitation on the rights retained under this Section 2.4 regarding indications for which such products may be used.

      2.5   Freedom to Operate.

            (a) To the extent JJCC owns or otherwise Controls any patents or patent applications as of the Execution Date, other than those listed in
Schedule 1.1, that generally or specifically claim a Sebderm Product, methods of manufacturing a Sebderm Product, or methods of using a Sebderm Product for the treatment of sebhorrheic dermatitis, JJCC hereby grants (if and to the extent JJCC has the right to do so) to Barrier a non-exclusive, worldwide, royalty-free license or sublicense, with the right to grant sublicenses (subject to Section
2.6 and Article 5) under such patents and patent applications, to make, have made, import, use, sell, offer for sale, and have sold the Sebderm Product. Where JJCC's rights are subject to a license with a third

** Certain information in these exhibits has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.


party, Barrier's rights under such license are subject to Barrier negotiating with JJCC and/or the applicable holder of the license and entering into an appropriate sublicense arrangement.

            (b) To the extent JJCC owns or otherwise Controls any patents or patent applications as of the Execution Date, other than those listed in
Schedule 1.3, that generally or specifically claim a Diaper Dermatitis Product, methods of manufacturing a Diaper Dermatitis Product, or methods of using a Diaper Dermatitis Product for the treatment of diaper dermatitis, JJCC hereby grants (if and to the extent JJCC has the right to do so) to Barrier a non-exclusive, royalty-free license or sublicense, with the right to grant sublicenses (subject to Section 2.6 and Article 5) under such patents and patent applications, to make, have made, import, use, sell, offer for sale and have sold the Diaper Dermatitis Product in the `932 Territory and to make and have made the Diaper Dermatitis Product anywhere in the world to import, use, sell, offer for sale and have sold the Diaper Dermatitis Product in the `932 Territory. Where JJCC's rights are subject to a license with a third party, Barrier's rights under such license are subject to Barrier negotiating with JJCC and/or the applicable holder of the license and entering into an appropriate sublicense arrangement.

      2.6 Sublicensing. Barrier shall provide JJCC with notice of the identity of any sublicensee that enters into a sublicense agreement permitted hereby, and any such sublicense shall be subject to the terms and conditions of this Agreement.

                                    ARTICLE 3
                           LICENSE OF KNOW-HOW RIGHTS

      3.1 License to JJCC Know-How. JJCC hereby grants to Barrier the non-exclusive, worldwide, royalty-free license, with the unrestricted right to grant sublicenses (subject to Section 2.6 and Article 5), to the JJCC Know-How to make, have made, import, use, sell, offer for sale, and have sold Licensed Products.

      3.2   JJCC Tangible Property.

            (a) JJCC hereby agrees to promptly provide a copy to Barrier of the JJCC Tangible Property to any facility identified in writing by Barrier.

            (b) JJCC hereby agrees to assign to Barrier (i) NDA No. [**] and IND No. [**], relating to the Diaper Dermatitis Product, (ii) IND No. [**], relating to the Sebderm Product, and (iii) any other Regulatory Approvals and submissions to a Regulatory Authority owned by JJCC for the Diaper Dermatitis Product and the Sebderm Product (other than those with respect to the Diaper Dermatitis Product in the JJCC Countries).

            (c) Subject to Section 3.2(d), at any time, and from time to time, following the Execution Date, upon Barrier's reasonable request, (i) JJCC shall provide Barrier with copies of specifically identified materials, information and/or reports in its Control with regards to the Diaper Dermatitis Product or the Sebderm Product (including without limitation, correspondence with Regulatory Authorities, side effect reports, internal question and answer and audit reports, and post marketing surveillance reports) (collectively, "Materials") which Barrier needs in

** Certain information in these exhibits has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.


connection with Barrier's submissions to a Regulatory Authority for Licensed Products and (ii) JJCC shall grant Barrier a "Right of Reference or Use" as that term is defined in 21 C.F.R. Section 314.3(b) to any requested Materials.

            (d) Notwithstanding Section 3.2(c), JJCC shall be entitled to deny any request for copies of Materials and/or deny any request for a "Right of Reference or Use" to such Materials if JJCC has a reasonable reason for doing so and such reason is communicated to Barrier in writing within a reasonable period of time following JJCC's receipt of such request.

                                    ARTICLE 4
                              FINANCIAL PROVISIONS

      4.1 Purchase Price. In exchange for the licenses granted hereunder Barrier shall issue to JJCC (or its designated Affiliate) shares of Barrier Series A Convertible Preferred Stock, par value $0.0001 per share, at $3.00 per share for a total purchase price of Six Million One Hundred Thousand U.S. Dollars ($6,100,000.00), pursuant to the Securities Acquisition Agreement.

                                    ARTICLE 5
             JJCC'S AND BARRIER'S RIGHTS REGARDING LICENSED PRODUCTS

      5.1   JJCC Right of First Negotiation.

            (a) Barrier shall not negotiate, enter into, or agree to enter into, with any third party other than JJCC or an Affiliate of JJCC, an agreement for the marketing or sale in a territory(ies) ("Optioned Territory") of a Licensed Product (a "Commercialization Agreement") unless Barrier first offers in writing to JJCC the right to enter into an agreement pursuant to which, consistent with Section 5.3 below, Barrier would grant to JJCC an exclusive license to develop, market, sell, and have sold such Licensed Product in such Optioned Territory. Such written offer (a "Section 5.1 Notice") shall specify
(i) the Licensed Product(s) which Barrier intends to have developed or commercialized subject to such Commercialization Agreement and the Optioned Territory, and (ii) all reasonably relevant pre-clinical and clinical data relating to such Licensed Product(s). Within ninety (90) days after provision of a Section 5.1 Notice, if JJCC or an Affiliate of JJCC desires to enter into a Commercialization Agreement contemplated by such Section 5.1 Notice, JJCC shall send a written reply to such effect (a "Section 5.1 Reply") which identifies (x) the territories (the "Selected Territories") to which JJCC would like such Commercialization Agreement to apply, and (y) the prospective party thereto, whether JJCC or an Affiliate of JJCC (the "Section 5.1 J&J Party"). Upon receipt of a Section 5.1 Reply, the Section 5.1 J&J Party and Barrier shall negotiate the terms thereof in good faith for a period not to exceed ninety (90) days, which period may be extended or shortened if mutually agreed to in writing by the parties (the "Section 5.1 Negotiation Period"). If the Commercialization Agreement is only for certain territories, then Barrier shall retain its rights for the rest of the world other than the territories licensed in the Commercialization Agreement. This Section 5.1 shall not apply to, and there shall be no restriction on, Barrier's ability to market and sell Licensed Products itself or with the assistance of a Contract Marketing and Sales Organization. As used herein, a "Contract Marketing and Sales Organization" shall mean an organization

** Certain information in these exhibits has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.


which is not itself or an Affiliate of a company that is engaged in the research or development of pharmaceuticals.

            (b) If JJCC fails to send a Section 5.1 Reply or, if after providing a Section 5.1 Reply, the Section 5.1 J&J Party never delivers to Barrier a single term sheet, then Barrier shall be free to enter into an agreement with respect to such Licensed Product with any third party without restriction for such Optioned Territories.

            (c) Barrier agrees not to negotiate and agrees not to enter into such an Commercialization Agreement for a Licensed Product with a third party with respect to the Selected Territories during the ninety (90) day period after the Section 5.1 Notice or during the Section 5.1 Negotiation Period. If the
Section 5.1 J&J Party and Barrier, despite their good faith efforts, do not enter into a Commercialization Agreement within the Section 5.1 Negotiation Period, then Barrier may enter into such an agreement with a third party during the [**] following either (i) the expiration of the 90-day period following the
Section 5.1 Notice, in the event JJCC fails to send a Section 5.1 Reply, or (ii) the expiration of the Section 5.1 Negotiation Period; provided, however, that if the terms and conditions of such agreement with such third party would, taken as a whole, be materially less favorable to Barrier than the last written offer proposed by the Section 5.1 J&J Party, then Barrier shall deliver a new Section
5.1 Notice to JJCC, whereupon JJCC shall have another 45-day period to send a new Section 5.1 Reply and, if it does so, another 60-day Section 5.1 Negotiation Period therefor. The parties hereby acknowledge and agree that neither the
Section 5.1 J&J Party nor Barrier shall have an obligation to enter into a Commercialization Agreement.

            (d) If Barrier does not enter into an agreement with a third party during the [**] period following the expiration of the Section 5.1 Negotiation Period, for such Licensed Product as set forth in Section 5.1(c), then prior to entering into an agreement with a third party with regards to such Licensed Product Barrier shall deliver a new Section 5.1 Notice to JJCC, whereupon JJCC shall have a forty-five (45) day period to send a new Section 5.1 Reply and, if it does so, a 60-day Section 5.1 Negotiation Period therefor. However, if (i) JJCC fails to send a new Section 5.1 Reply within the forty-five (45) day period after the new Section 5.1 Notice sent or (ii) the Section 5.1 J&J Party and Barrier, despite their good faith efforts, do not enter into a Commercialization Agreement within the sixty (60) day Section 5.1 Negotiation Period, then Barrier may enter into such an agreement in the Optioned Territories of the new Section
5.1 Notice with any third party and such agreement may contain material terms or conditions of such agreement that are materially less favorable to Barrier.

      5.2 Timing of Section 5.1 Notice. The Section 5.1 Notice for the Diaper Dermatitis Product and the Sebderm Product cannot be made to JJCC prior to the date of the initial closing of the financing transaction described in Section
13.15. For other Licensed Products, the Section 5.1 Notice cannot be made to JJCC prior to the end of the first Phase II Clinical Study for such Licensed Product. For clarity, with respect to any Licensed Product that is the subject of a Commercialization Agreement with a third party, Barrier shall not be required to deliver any Section 5.1 Notices in the event Barrier desires to enter into subsequent agreements with respect to the same Licensed Product with the same third party regardless of whether such Licensed Product is for different indications or is for a different formulation.

** Certain information in these exhibits has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.


      5.3 Terms of the Commercialization Agreement. The terms of any Commercialization Agreement may include: [**] and (viii) other terms and conditions that are customary in agreements of a nature similar to the Commercialization Agreement.

      5.4   JJCC Rights to Manufacture Other Licensed Products.

            (a) If a Section 5.1 J&J Party has entered into a Commercialization Agreement with respect to a Licensed Product in which the
Section 5.1 Party does not have the right to manufacture or have manufactured the Licensed Product and/or active pharmaceutical agent, then Barrier shall not, subsequent to the date that Barrier enters into a Commercialization Agreement with a Section 5.1 J&J Party with respect to such Licensed Product, commence manufacturing nor enter into or agree to enter into, with any person or entity other than JJCC or an Affiliate of JJCC, a manufacturing agreement with respect to the clinical or commercial supply of such Licensed Product and/or an active pharmaceutical agent to be contained within a such Licensed Product for sale in the territories covered by the Commercialization Agreement (hereinafter, a "Manufacturing Agreement") without first giving written notice thereof to JJCC (a "Section 5.4 Notice"). A Section 5.4 Notice shall specify (i) the Licensed Product and/or active pharmaceutical agent to be contained within a Licensed Product which Barrier intends to have manufactured subject to such Manufacturing Agreement, (ii) all relevant know-how regarding the chemical, pharmaceutical, and analytical development of the such Licensed Product and/or pharmaceutical agent and (iii) the long term volume forecasts for such Licensed Product and/or pharmaceutical agent. Within ninety (90) days after a Section 5.4 Notice, if JJCC or a JJCC Affiliate desires to enter into a Manufacturing Agreement contemplated by such Section 5.4 Notice, JJCC shall send a written reply to such effect (a "Section 5.4 Reply") which identifies (x) the prospective party thereto, whether JJCC or a JJCC Affiliate (the "Section 5.4 J&J Party") and (y) the fees, terms, conditions and other material provisions which the Section 5.4 J&J Party desires to be contained in the Manufacturing Agreement. Upon receipt of a Section 5.4 Reply, the Section 5.4 J&J Party and Barrier shall negotiate the terms thereof in good faith for a period not to exceed ninety (90) days, which period may be extended if mutually agreed to in writing by the parties (the "Section 5.4 Negotiation Period").

            (b) If (i) JJCC fails to send a Section 5.4 Reply within the ninety (90) day period after the Section 5.4 Notice or (ii) the Section 5.4 J&J Party fails to enter into a Manufacturing Agreement with Barrier within the
Section 5.4 Negotiation Period, Barrier may enter into such a Manufacturing Agreement with a third party; provided, however, that if the terms and conditions of such agreement with such third party would, taken as a whole, be materially less favorable to Barrier than the last written offer proposed by Barrier to the Section 5.4 J&J Party, Barrier shall deliver a new Section 5.4 Notice to JJCC specifying such variations, whereupon JJCC shall have another forty-five (45) day period to send a new Section 5.4 Reply and if it does so, another sixty (60) day Section 5.4 Negotiation Period therefor.

            (c) Except as described in Section 5.4 above, if a Section 5.1 J&J Party has not entered into a Commercialization Agreement with respect to a Licensed Product, then prior to entering into a Manufacturing Agreement with a third party with respect to such Licensed Product, Barrier shall deliver a
Section 5.4 Notice to JJCC, whereupon JJCC shall be entitled to submit a proposal or bid in the same manner as the other third parties.

** Certain information in these exhibits has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.


      5.5 Certain Manufacturing of Clinical Supplies. Following the Execution Date, representatives of Barrier and JJCC (or the applicable JJCC Affiliate) will discuss in good faith the manufacturing of clinical supplies of the Sebderm Product and the Diaper Dermatitis Product. Within sixty (60) days after the Execution Date, Barrier shall deliver to JJCC a non-binding, estimated two (2) year forecast of its clinical requirements for each of the two products. Within sixty (60) days of JJCC's receipt of such forecast, JJCC shall indicate to Barrier in writing which, if any, of the products JJCC (or one of its Affiliates) desires to manufacture. For those products which JJCC (or one of its Affiliates) expresses interest in manufacturing, Barrier and the applicable JJCC Affiliate shall negotiate an appropriate supply agreement. For those products for which JJCC (or an Affiliate) has not expressed an interest in manufacturing, or for which the parties cannot reach agreement on an appropriate supply agreement, JJCC shall transfer, or use its reasonable efforts to cause to be transferred, to Barrier copies of all formulation and manufacturing procedures and any analytical methods that have been developed, that are necessary for Barrier to manufacture such products itself, or through a third party. Such manufacturing know-how, however, shall not include know-how relating to the manufacturing of ingredients which are commercially available from other third parties.

                                    ARTICLE 6
                               BARRIER'S DILIGENCE

      6.1 Development Plan. Barrier shall have the sole responsibility for all pre-clinical and clinical development of Licensed Products. Within one hundred eighty (180) days after the Execution Date, Barrier shall submit to JJCC a written clinical development plan containing [**]. Barrier shall, at its sole cost, update JJCC on its progress with respect to timelines and milestones for Licensed Products at least every six (6) months; provided that such obligation to provide such update shall terminate (i) with respect to `683 Products contemporaneously with the termination of JJCC's rights under Section 6.2 and
(ii) with respect to `932 Products contemporaneously with the termination of JJCC's rights under Section 6.3. Barrier shall have no obligation to provide information to JJCC under this Section 6.1 for (i) any Licensed Product which is the subject of a Commercialization Agreement with a third party, (ii) any Licensed Product for which all of JJCC's Section 5.1 rights have been satisfied and (iii) any Licensed Product which is being commercialized by Barrier.

      6.2 Active Clinical Development for `683 Product. Subject to the provisions of Section 6.4, in the event that Barrier is not conducting Active Clinical Development on a `683 Product, or has not obtained Regulatory Approval to market a `683 Product, by [**], JJCC shall be entitled, but not obligated, to terminate (i) Barrier's License to the `683 Patent Rights under Section 2.3 and
(ii) Barrier's License to JJCC Know-how relating to the Sebderm Product under
Section 3.1. In the event that Barrier is conducting Active Clinical Development, or has obtained Regulatory Approval to market a `683 Product, by [**] JJCC's termination rights under this Section 6.2 shall terminate.

      6.3 Active Clinical Development for `932 Product. Subject to the provisions of Section 6.4, in the event that Barrier is not conducting Active Clinical Development on a `932 Product, or has not obtained Regulatory Approval to market a `932 Product, by [**] JJCC shall be entitled, but not obligated, to terminate (i) Barrier's License to the `932 Patent Rights under

** Certain information in these exhibits has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.


Section 2.1 and (ii) Barrier's License to JJCC Know-how relating to the Diaper Dermatitis Product under Section 3.1. In the event that Barrier is conducting Active Clinical Development on a `932 Product, or has obtained the Regulatory Approval to market a `932 Product, by [**], JJCC's termination rights under this
Section 6.3 shall terminate.

      6.4 JJCC Election to Terminate. Barrier shall send to JJCC during the month of [**] a report on the status of its development of `683 Products and `932 Products indicating whether Barrier has obtained Regulatory Approval or is in Active Clinical Development for the `683 and `932 Products (the "Section 6.4 Report"). In the event that (i) Barrier has not obtained Regulatory Approval or Barrier is not conducting Active Clinical Development on a `683 Product or a `932 Product as contemplated in Section 6.2 or 6.3, and (ii) JJCC desires to exercise its termination rights pursuant to Section 6.2 or Section 6.3 above, then, no later than two months following the receipt of such Section 6.4 Report, JJCC shall send to Barrier written notice of its election to do so. In the event that JJCC does not so exercise its right to terminate, then JJCC shall be deemed to have waived its right to terminate such `683 Patent Right or `932 Patent Rights, as applicable, and the related JJCC Know-how; provided, however, that in the event that such failure to obtain Regulatory Approval or conduct Active Clinical Development is continuing as of [**] then JJCC's termination rights contained in Section 6.2 or 6.3, as applicable, shall be reinstated. Barrier shall send to JJCC a new Section 6.4 Report during the month of [**] and if JJCC desires to exercise such rights, then JJCC shall send to Barrier written notice of its election to do no later than two months following the receipt of such new
Section 6.4 Report, with a similar waiver and reinstatement occurring on an annual basis until Barrier commences Active Clinical Development or obtains Regulatory Approval.

                                    ARTICLE 7
                          CONFIDENTIALITY AND PUBLICITY

      7.1 Confidentiality. All information, including without limitation trade secrets, disclosed by one party to the other in connection with this Agreement shall be maintained by the receiving party as confidential and used by the recipient only for the purposes of this Agreement in accordance with this
Article 7. Each party may also disclose the other's information to an Affiliate, agent, or consultant, who is under an obligation of confidentiality and non-use at least substantially equivalent to the obligations of this Article 7. Each party shall guard such information as it normally guards any of its own confidential, proprietary information, but in no event with less than a reasonable standard of care.

      7.2 Notwithstanding the foregoing, each party shall be relieved of the confidentiality and limited use obligations of this Agreement if:

            (a) the information was previously known to the receiving party from sources other than the disclosing party as evidenced by the prior written records of such party;

            (b) the information is or becomes generally available to the public through no fault of the receiving party;

** Certain information in these exhibits has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.


            (c) the information is acquired in good faith in the future by the receiving party from a third party not under an obligation of confidence to the disclosing party with respect to such information; or

            (d) the information is developed independently by or for the receiving party without making use of the confidential information received from the disclosing party as evidenced by the written records of the receiving party.

      7.3 Permitted Uses of Information. Notwithstanding the above obligations of confidentiality and non-use a party may:

            (a) disclose information to a Regulatory Authority that is necessary to obtain Regulatory Approval of a Licensed Product in a particular jurisdiction;

            (b) disclose information to a government agency if the disclosure is necessary to protect the health and safety of the party's workers or the public or as required by law;

            (c) disclose information reasonably required in connection with the development, manufacture, use, sale, external testing or marketing trials of products in accordance with the terms of this Agreement; or

            (d) disclose information by filing patent applications, the filing of which is contemplated by this Agreement, without violating the above secrecy provision; it being understood that publication of such filings occurs in some jurisdictions within eighteen (18) months of filing, and that such publication shall not violate the above secrecy provision.

In making such disclosures under this Section 7.3, the disclosing party shall, where reasonably possible, obligate the recipient to obligations of confidentiality no less restrictive than those set forth in this Article 7.

      7.4   Confidentiality of this Agreement. Except as required under Section
13.12 of this Agreement and except for the filing of a copy of this Agreement with the Securities and Exchange Commission ("SEC") to the extent required by law and such other public announcements as may hereafter become required by law, no party hereunder shall disclose the terms of this Agreement or the fact of its existence or make any public announcement or filing concerning this Agreement or the subject matter hereof without the prior written consent of the other; provided, however, that the parties shall be free to disclose the existence and terms of this Agreement and the nature of the licenses granted hereunder under an obligation of confidentiality at least as stringent as set forth in this
Article 7 to their respective Affiliates, investment bankers, any strategic or financial investor who has expressed a bona fide interest in investing at least Three Million U.S. Dollars ($3,000,000) in Barrier, qualified institutional buyers as defined under Rule 144(a) promulgated under the Securities Act of 1933, as amended, and prospective sublicensees. Prior to any such filings with the SEC, Barrier shall deliver a copy hereof to JJCC and, if requested in writing by JJCC within five (5) business days after such delivery, request that the SEC under the applicable rules give such portions hereof as JJCC has requested confidential treatment.

** Certain information in these exhibits has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.


      7.5 Effect on Prior Confidentiality Agreement. To the extent the parties hereto previously entered into any written confidentiality agreement with respect to information covered hereby and subject to the confidentiality provisions hereof, this Agreement shall govern.

      7.6 Survival of Confidentiality Terms. The rights and affirmative obligations of Sections 7.1, 7.2, and 7.3 shall remain in effect during the term of this Agreement and shall survive termination or expiration of this Agreement for a period of five (5) years.

                                    ARTICLE 8
                PATENT PROSECUTION, MAINTENANCE, AND ENFORCEMENT

      8.1 Discretionary Duty to Prosecute and Maintain. JJCC shall, at its discretion and sole cost prosecute or cause to be prosecuted to allowance or final rejection in the United States and in Foreign Countries the patent applications included in the JJCC Patent Rights. JJCC shall issue and maintain as a patent, at its sole cost, each such application prosecuted to allowance in the JJCC Patent Rights.

      8.2 Right to Consult. JJCC shall copy Barrier, or have Barrier copied, on all correspondence to and from patent offices relating to such patent applications that it is prosecuting, or causing to be prosecuted, such that the other Party can comment on such correspondences, and JJCC agrees to consider in good faith such comments from Barrier. In furtherance of and not in limitation of the foregoing, JJCC shall provide Barrier a draft copy of each U.S. and WIPO patent application to be filed by it relating to the JJCC Patent Rights in order, and sufficiently in advance, to obtain comments from Barrier's patent counsel. JJCC shall provide to Barrier as filed copies of all U.S. and WIPO patent applications promptly after the filing of such applications. JJCC shall provide to Barrier a copy of each U.S. Patent and Trademark Office "Office Action", sufficiently in advance of the response due date, to obtain substantive comment of Barrier's patent counsel.

      8.3 Abandonment of Prosecution by JJCC. JJCC shall notify Barrier in the event it decides at any time to discontinue the prosecution of any patent applications or maintenance of any patents included in the JJCC Patent Rights in the United States or in any Foreign Country. Such notification shall be given at least sixty (60) days prior to the date on which such patent application(s) or patent(s) will become abandoned. Barrier shall then have the option, exercisable upon written notification to JJCC, to assume full responsibility, at its discretion and sole cost, for prosecution of the affected patent applications(s) or maintenance of any the affected patent(s) in such country or countries. JJCC shall provide all assistance reasonably necessary to allow Barrier to assume the prosecution of such affected patent application(s) or maintenance of such affected patent(s). In the event Barrier does not elect to exercise such option with respect to any patent application, such affected patent application(s) or patent(s) shall no longer be part of the JJCC Patent Rights. In the event Barrier does elect to exercise such option with respect to any patent or patent application, then JJCC shall grant to Barrier a non-exclusive, royalty-free, worldwide license, with the right to grant sublicenses, to all of JJCC's remaining rights under such patent or patent application (subject to Section 2.3(b)).

** Certain information in these exhibits has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.


      8.4 Patent Term Extensions. Barrier shall have the right to request that JJCC file all applications and take actions necessary to obtain patent extension pursuant to 35 USC 156 or like foreign statutes for the JJCC Patent Rights licensed to Barrier hereunder. If JJCC declines to pursue such patent extensions, then Barrier shall have the right on behalf of JJCC to file all such applications and take all such actions necessary to obtain such patent extensions. JJCC agrees to sign such further document and take such further actions (all at Barrier's expense) as may be requested by Barrier in this regard.

      8.5 Patent Marking. Barrier and its sublicensees and Affiliates shall mark all Licensed Products made under this Agreement with a notice in accordance with 35 U.S.C.Section 287 and similar marking provisions in Foreign Countries.

      8.6 Suits for Infringement of the JJCC Patent Rights. If JJCC or Barrier becomes aware of infringement of any patent included in the JJCC Patent Rights by a third party selling (i) a `932 Product in the `932 Territory or (ii) a `683 Product, such party shall promptly notify the other party in writing to that effect. If, prior to the expiration of four (4) months from said notice, JJCC has not obtained a discontinuance of such infringement or brought suit in such country against the third party infringer, then, Barrier shall have the right to bring suit in such country against such infringer and join JJCC as a party. The foregoing shall not preclude the parties from jointly seeking such discontinuance or bringing suit and, in any event, each party will cooperate with the other in any suit and will have the right to consult with the other and be represented by its own counsel at its own expense. Prior to disposition of any moneys recovered, the expenses of the parties in bringing suit shall be reimbursed out of the moneys recovered, with the party bringing the suit being reimbursed first, then [**] percent ([**]%) of the remainder, if any, of moneys recovered by either party upon final judgment or settlement of any infringement suit shall be retained by the party bringing the suit, and [**] percent ([**]%) shall be paid to the other party. No settlement by a party bringing a suit shall diminish the rights or interests of the other party without the other party's written consent.

                                    ARTICLE 9
                                REGULATORY ISSUES

      9.1 Regulatory Matters. Except with respect to Licensed Products which become the subject of a Commercialization Agreement with JJCC or an Affiliate of JJCC (which shall be governed by the terms of such a Commercialization Agreement), Barrier will have control over, and authority and responsibility for, the regulatory strategies relating to the development and commercialization of all Licensed Products. Barrier shall monitor and coordinate all regulatory actions, communications and filings with and submissions to (including but not limited to any supplements and amendments thereof) any Regulatory Authority with respect to any Licensed Product. Barrier shall be responsible for interfacing, corresponding and meeting with all Regulatory Authorities with respect to any Licensed Product. Barrier also agrees to fulfill its obligations relating to the reporting of Adverse Events for Licensed Products containing miconazole and/or ketoconazole pursuant to Article 11 of the Related Agreement.

** Certain information in these exhibits has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.


                                   ARTICLE 10
                WARRANTIES, REPRESENTATIONS AND ACKNOWLEDGEMENTS

      10.1 Warranties and Representations Regarding the JJCC Patent Rights. JJCC expressly warrants and represents as of the Execution Date that:

            (a) (i) JJCC exclusively owns or Controls by agreement or license all of the rights, title and interest in and to the JJCC Patent Rights licensed to Barrier pursuant to Article 2; (ii) JJCC owns or controls by agreement or license all of the rights, title and interest in and to the JJCC Know-How licensed to Barrier pursuant to Article 3; and (iii) JJCC has the full right and authority to enter into this Agreement and to carry out the transactions contemplated herein;

            (b) JJCC has not previously assigned, transferred, conveyed or otherwise encumbered its right, title and interest in the JJCC Patent Rights and there are currently no existing license agreements for the JJCC Patent Rights that are in conflict with the licenses granted to Barrier under Article 2; and

            (c) There are no claims, judgments or settlements against or pending with respect to the JJCC Patent Rights, and to JJCC's knowledge, no such claims, judgements or settlements are threatened.

      10.2 No Warranties or Representations Regarding JJCC IP Rights and JJCC Tangible Property. Except as expressly set forth in Section 10.1, JJCC makes no representations and extends no warranties or conditions of any kind, either express or implied, with respect to the JJCC Patent Rights, the JJCC Know-How, and the JJCC Tangible Property, including, but not limited to, the validity or enforceability of the JJCC Patent Rights or the accuracy or any warranties of merchantability or fitness for a particular purpose of the JJCC Know-How or the JJCC Tangible Property.

      10.3 JJCC's Relationship to Johnson & Johnson Affiliates. JJCC is one of several Affiliates of Johnson & Johnson that sell pharmaceutical and/or cosmetic products, including but not limited to the sale of products containing zinc oxide for, e.g., sun protection, diaper dermatitis, and diaper rash, and miconazole and ketoconazole for, e.g., the treatment of indications such as systemic fungal infections, tinea corporis, tinea cruris, tinea pedis, tinea versicolor, cutaneous candidiasis, seborrheic dermatitis, dandruff, and nail micosis. Subject to the licenses granted to Barrier herein, nothing shall prevent JJCC, or its Affiliates, from continuing such activities or developing or acquiring products which may serve a similar cosmetic/therapeutic function or compete with Licensed Products.

      10.4 No Conflicting Obligations. Each party expressly warrants and represents to the other that it has no agreement nor any other obligation to any third party that would in any way interfere, hamper, or limit its ability to carry out and fulfill its obligations under this Agreement.

      10.5 Authority to Enter into Agreement. Each party represents and warrants to the other as of the Execution Date that it has full right and authority to enter into this Agreement and to carry out the transactions contemplated herein.

** Certain information in these exhibits has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.


      10.6 No Implications by JJCC and/or Barrier. Except as expressly stated herein, nothing in this Agreement shall be construed as:

            (a) A warranty or representation by JJCC as to the validity or scope of any of the JJCC IP Rights;

            (b) A warranty or representation by JJCC that anything made, used, sold, offered for sale, or imported under the licenses provided herein is or will be free from infringement of patents of third parties;

            (c) An obligation on the part of either party to bring or prosecute actions or suits against third parties for infringement of any of the JJCC IP Rights;

            (d) Conferring on either party a right to use in advertising, publicity, or otherwise the name or any trademark, service mark, or trade name of the other party or its Affiliates;

            (e) Granting by implication, estoppel, or otherwise, any licenses or rights under patents or other intellectual property of JJCC or an Affiliate of JJCC other than that included in the JJCC IP Rights;

            (f) A representation or warranty that the Diaper Dermatitis Product, the Sebderm Product, or other Licensed Product will be approved for marketing by the United States Food and Drug Administration and successor bodies or corresponding foreign administrative bodies; or

            (g) A representation or warranty with respect to the use, sale, or other disposition by Barrier or its sublicensees, Affiliates, vendees, or other transferees of products incorporating or making use of inventions licensed under this Agreement.

                                   ARTICLE 11
                              TERM AND TERMINATION

      11.1 Term. This Agreement shall commence as of the Execution Date and, unless otherwise terminated in accordance with any of the provisions of this Article or Article 6 shall remain in force on a country-by-country basis and a Licensed Product-by-Licensed Product basis, until the longer of (a) ten (10) years or (b) the last to expire of the patents included within the JJCC Patent Rights for such Licensed Product in such country.

      11.2  Termination for Breach.

            (a) Upon any breach of, or default under, any material provision of this Agreement by Barrier with respect to a `683 Product, JJCC may terminate this Agreement with respect to the `683 Patent Rights and the JJCC Know-How relating to the Sebderm Product by giving ninety (90) days written notice to Barrier. Said notice shall become effective at the end of such period, unless during said period Barrier shall cure such breach or default.

** Certain information in these exhibits has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.


            (b) Upon any breach of, or default under, any material provision of this Agreement by JJCC with respect to a `683 Product, Barrier may terminate JJCC's rights under Section 5 with respect to such `683 Product by giving ninety
(90) days written notice to JJCC. Said notice shall become effective at the end of such period, unless during said period, JJCC shall cure such breach or default.

            (c) Upon any breach of, or default under, any material provision of this Agreement by Barrier with respect to a `932 Product, JJCC may terminate this Agreement with respect to the `932 Patent Rights and the JJCC Know-How relating to the Diaper Dermatitis Product by giving ninety (90) days written notice to Barrier. Said notice shall become effective at the end of such period, unless during said period Barrier shall cure such breach or default.

            (d) Upon any breach of, or default under, any material provision of this Agreement by JJCC with respect to a `932 Product, Barrier may terminate JJCC's rights under Section 5 with respect to such `932 Product by giving ninety
(90) days written notice to JJCC. Said notice shall become effective at the end of such period unless during said period, JJCC shall cure such breach or default.

            (e)   The rights of the non-breaching party set forth in this
Section 11.2 shall be in addition to, and not in lieu of, any other remedies to which the non-breaching party may be entitled at law or equity.

      11.3  Barrier's Right to Terminate with Sixty (60) Days Notice.

            (a) Barrier shall have the right to terminate this Agreement with respect to the `683 Patent Rights (and all related JJCC Know-How) upon sixty
(60) days written notice to JJCC.

            (b) Barrier shall have the right to terminate this Agreement with respect to the `932 Patent Rights (and all related JJCC Know-How) upon sixty
(60) days written notice to JJCC.

      11.4  Certain Termination for Bankruptcy.

            (a) At any time prior to the earlier of Barrier's initial public offering or the third anniversary of the Execution Date, this Agreement may be terminated upon fifteen (15) days written notice by either party with respect to all Licensed Products (other than any Licensed Product with respect to which either (i) JJCC has failed to send a Section 5.1 Reply or (ii) the appropriate
Section 5.1 J&J Party and Barrier have not entered into a Commercialization Agreement within the Section 5.1 Negotiation Period): (i) in the event that the other party hereto shall (1) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (2) make a general assignment for the benefit of its creditors, (3) commence a voluntary case under the United States Bankruptcy Code, as now or hereafter in effect (the "Bankruptcy Code"),
(4) file a petition seeking to take advantage of any law (the "Bankruptcy Laws") relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts, (5) fail to

** Certain information in these exhibits has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.


controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in any involuntary case under the Bankruptcy Code, or
(6) take any corporate action for the purpose of effecting any of the foregoing; or (ii) if a proceeding or case shall be commenced against the other party hereto in any court of competent jurisdiction, seeking (1) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (2) the appointment of a trustee, receiver, custodian, liquidator or the like of the party or of all or any substantial part of its assets, or (3) similar relief under any Bankruptcy Laws, or an order, judgment or decree approving any of the foregoing shall be entered and continue unstayed for a period of sixty (60) days; or an order for relief against the other party hereto shall be entered in an involuntary case under the Bankruptcy Code.

            (b) For clarity, after the third anniversary of the Execution Date, or if earlier, after Barrier's initial public offering, neither party shall have the right to terminate this Agreement pursuant to Section 11.4(a).

      11.5  JJCC's Right to Terminate Prior to Closings.

            (a) If Barrier has not satisfied all of the conditions of the capital financing transactions set forth in Section 13.15 by September 30, 2002 (the "Closing Date"), JJCC shall have the right to terminate this Agreement upon written notice to Barrier, provided, however, that the Closing Date shall be extended as necessary, but in no event past December 31, 2002, in the event the failure to satisfy such conditions is not primarily attributable to any act or omission of Barrier.

            (b) If, subsequent to the Initial Closing (as defined in the Series B Securities Acquisition Agreement dated as of May 6, 2002) and prior to November 15, 2003, Barrier has not completed and closed a capital financing transaction in one or more closings in which the aggregate cash proceeds received by Barrier equal or exceed thirteen million dollars ($13,000,000) and pursuant to which Barrier will issue fully paid and non-assessable shares of Series B Convertible Preferred Stock in accordance with the terms set forth in the Company's Amended Certificate of Incorporation in substantially the form attached to the Securities Acquisition Agreement as Exhibit B, JJCC shall have the right to terminate this Agreement upon written notice to Barrier; provided however, that in the event that JJCC exercises its right to terminate under this
Section 11.5(b), each share of preferred stock of Barrier then owned by JJCC and its Affiliates shall be automatically converted into one share of common stock of Barrier.

      11.6  Effect of Termination and Expiration.

            (a) Following termination of this Agreement by (i) JJCC pursuant to Sections 11.2, 11.4 or 11.5 or (ii) Barrier pursuant to Sections 11.4:

                  (i)   all licenses granted hereunder shall terminate; and

                  (ii)  Barrier shall have the right to sell off, over the six
(6) months immediately following such termination, any Licensed Products in its inventory;

** Certain information in these exhibits has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.


                  (iii) Barrier shall promptly return to JJCC all JJCC Tangible Property;

                  (iv) Barrier shall assign NDA No. [**] and IND Nos. [**] and [**] to JJCC; and

                  (v) Barrier shall promptly return or have returned control of the prosecution of any JJCC Patent Rights it is prosecuting or having prosecuted pursuant to Section 8.3.

            (b)   Following termination of this Agreement by JJCC pursuant to
Section 6.2 or by Barrier pursuant to Section 11.3(a):

                  (i) the licenses granted pursuant to Section 2.1, Section 2.5(a), and Section 3.1 (to the extent such JJCC Know-How relates to `683 Patent Rights) shall terminate; and

                  (ii)  Barrier shall have the right to sell off, over the six
(6) months immediately following such termination, any `683 Products in its inventory. and

                  (iii) Barrier shall promptly return to JJCC all JJCC Tangible Property;

                  (iv)  Barrier shall assign IND No. [**] to JJCC; and

                  (v) Barrier shall promptly return or have returned control of the prosecution of any JJCC Patent Rights it is prosecuting or having prosecuted pursuant to Section 8.3.

            (c)   Following termination of this Agreement by JJCC pursuant to
Section 6.3 or by Barrier pursuant to Section 11.3(b):

                  (i) the licenses granted pursuant to Section 2.3, Section 2.5(b), and Section 3.1 (to the extent such JJCC Know-How relates to `932 Patent Rights) shall terminate; and

                  (ii)  Barrier shall have the right to sell off, over the six
(6) months immediately following such termination, any `932 Products in its inventory; and

                  (iii) Barrier shall promptly return to JJCC all JJCC Tangible Property;

                  (iv) Barrier shall assign NDA No. [**] and IND No. [**] to JJCC; and

                  (v) Barrier shall promptly return or have returned control of the prosecution of any JJCC Patent Rights it is prosecuting or having prosecuted pursuant to Section 8.3.

** Certain information in these exhibits has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.


            (d) Existing Sublicenses. Upon termination of this Agreement for any reason, Barrier agrees that it will assign to JJCC all sublicense agreements entered into by Barrier and its sublicensees and JJCC agrees to assume such assigned sublicenses, as long as the sublicensees are not in default. If a sublicensee is in default then JJCC in its sole discretion may assume the defaulting sublicensee's sublicense. JJCC will not be bound by duties or obligations contained in any such assigned sublicense that are not contained in this Agreement, nor will JJCC be bound by duties or obligations extending beyond this Agreement.

      11.7  Expiration. Following expiration of this Agreement pursuant to
Section 11.1, Barrier shall have a fully paid-up, royalty-free license to the JJCC IP Rights applicable to such Licensed Product in such country.

      11.8 Survival. Expiration or termination of this Agreement for any reason shall not release either party hereto from any liability which at such time has already accrued or which thereafter accrues from a breach or default prior to such expiration or termination, nor affect in any way the survival of any other right, duty or obligation of either party hereto which is expressly stated elsewhere in this Agreement to survive such expiration or termination.

                                   ARTICLE 12
                                 INDEMNIFICATION

      12.1 Indemnity by Barrier. Barrier shall defend, indemnify and hold JJCC, its directors, officers and employees, harmless from and against any and all third party claims, suits, actions, or demands for liability, and any associated damages, losses, costs and expenses (including the reasonable costs and expenses of attorneys and other professionals) payable to third parties to the extent arising out of or resulting from the manufacture, use, handling, storage, sale, or other disposition of a Licensed Product by Barrier or its sublicensees or Affiliates.

      12.2 Mutual Indemnity. Notwithstanding Section 12.1, each party ("Indemnifying Party") shall defend, indemnify and hold the other party and its directors, officers and employees harmless from and against any and all third party claims, suits, actions, or demands for liability, and any associated damages, losses, costs and expenses (including the reasonable costs and expenses of attorneys and other professionals) payable to third parties to the extent arising out of or resulting from the (i) negligence or willful misconduct of the Indemnifying Party, (ii) the inaccuracy of any representation, or (iii) the breach by the Indemnifying Party of any warranty, covenant or agreement contained in this Agreement.

      12.3 Conditions of Indemnification. In the event that any party hereunder seeks indemnification under this Article 12, such party shall: (a) promptly inform the Indemnifying party of any claim, suit or demand threatened or filed,
(b) permit the Indemnifying party to assume direction and control of the defense of claims resulting therefrom (including the right to settle such claims at the sole discretion of the Indemnifying party), and (c) cooperate as requested (at the expense of the Indemnifying party) in the defense of such claims. The Indemnifying party shall obtain the written consent of the indemnified party (which consent shall not be unreasonably withheld) prior to ceasing to defend, settling or otherwise disposing of any claim subject to indemnification if, or as a result thereof, the indemnified party would become

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** Certain information in these exhibits has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.


subject to injunctive or other equitable relief or the business of the indemnified party would be adversely affected in any manner.

      12.4 Limits of Indemnity. An indemnifying party's (including sublicensee's and Affiliate's) obligations under this Article 12 shall not extend to any claims, suits or demands for liability, damages, losses, costs and expenses to the extent that such arise from the indemnified party's failure to comply with the terms and conditions of this Agreement or arise from the negligence or willful misconduct of the indemnified party, its agents or employees.

      12.5 Insurance. Barrier hereby agrees that prior to the earlier of (i) the first commencement of clinical trials for a Licensed Product or (ii) the commercialization of a Licensed Product, it shall obtain and thereafter maintain in full force and effect general liability and product liability insurance (which includes clinical trials) with a commercial insurance carrier, which policy shall have individual limits of Ten Million Dollars ($10,000,000) per occurrence and an aggregate limit of Ten Million Dollars ($10,000,000). JJCC shall be named as an additional insured in such insurance policy. Barrier, upon request, agrees to provide JJCC with a certificate of insurance evidencing its retention of such insurance coverage and any updates thereto. This insurance shall remain in effect until five (5) years from the termination of Barrier's development and/or sale of all Licensed Products.

      12.6 Survival of Indemnification Terms. The rights and obligations of Sections 12.1, 12.2, 12.3, 12.4, and 12.5 shall survive termination or expiration of this Agreement.

                                   ARTICLE 13
                                  MISCELLANEOUS

      13.1  Arbitration. Subject to Section 13.2 below:

            (a) Except as set forth in Section 13.1(j) below, any dispute, claim or controversy arising from or related in any way to this Agreement or the interpretation, application, breach, termination or validity thereof, including any claim of inducement of this Agreement by fraud or otherwise, will be submitted for resolution to binding arbitration pursuant to the rules then pertaining of the CPR Institute for Dispute Resolution for Non-Administered Arbitration (available at www.cpradr.org/arb-rules.htm), or successor ("CPR"), except where those rules conflict with these provisions, in which case these provisions control. The arbitration will be held in New Brunswick, New Jersey.

            (b) The panel shall consist of three arbitrators chosen from the CPR Panels of Distinguished Neutrals (or, by agreement, from another provider of arbitrators) each of whom is a lawyer with at least fifteen (15) years experience with a law firm or corporate law department of over twenty-five (25) lawyers or who was a judge of a court of general jurisdiction. In the event the aggregate damages sought by the claimant are stated to be less than $5 million, and the aggregate damages sought by the counter claimant are stated to be less than $5 million, and neither side seeks equitable relief, then a single arbitrator shall be chosen, having the same qualifications and experience specified above. Each arbitrator shall be neutral, independent,

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   separately with the Securities and Exchange Commission pursuant to a confidential treatment request.


disinterested, impartial and shall abide by The CPR-Georgetown Commission Proposed Model Rule for the Lawyer as Neutral available at www.cpradr.org/cpr-george.html.

            (c) The parties agree to cooperate (1) to attempt to select the arbitrator(s) by agreement within forty-five (45) days of initiation of the arbitration, including jointly interviewing the final candidates, (2) to meet with the arbitrator(s) within forty-five (45) days of selection and (3) to agree at that meeting or before upon procedures for discovery and as to the conduct of the hearing which will result in the hearing being concluded within no more than nine (9) months after selection of the arbitrator(s) and in the award being rendered within sixty (60) days of the conclusion of the hearings, or of any post-hearing briefing, which briefing will be completed by both sides within forty-five (45) days after the conclusion of the hearings.

            (d) In the event the parties cannot agree upon selection of the arbitrator(s), the CPR will select arbitrator(s) as follows: CPR shall provide the parties with a list of no less than twenty-five (25) proposed arbitrators (fifteen (15) if a single arbitrator is to be selected) having the credentials referenced above. Within twenty-five (25) days of receiving such list, the parties shall rank at least sixty-five percent (65%) of the proposed arbitrators on the initial CPR list, after exercising cause challenges. The parties may then interview the five candidates (three if a single arbitrator is to be selected) with the highest combined rankings for no more than one hour each and, following the interviews, may exercise one peremptory challenge each. The panel will consist of the remaining three candidates (or one, if one arbitrator is to be selected) with the highest combined rankings. In the event these procedures fail to result in selection of the required number of arbitrators, CPR shall select the appropriate number of arbitrators from among the members of the various CPR Panels of Distinguished Neutrals, allowing each side challenges for cause and three peremptory challenges each.

            (e) In the event the parties cannot agree upon procedures for discovery and conduct of the hearing meeting the schedule set forth in paragraph
(c) above, then the arbitrator(s) shall set dates for the hearing, any post-hearing briefing, and the issuance of the award in accord with the paragraph (c) schedule. The arbitrator(s) shall provide for discovery according to those time limits, giving recognition to the understanding of the parties that they contemplate reasonable discovery, including document demands and depositions, but that such discovery be limited so that the paragraph (c) schedule may be met without difficulty. In no event will the arbitrator(s), absent agreement of the parties, allow more than a total of ten days for the hearing or permit either side to obtain more than a total of forty (40) hours of deposition testimony from all witnesses, including both fact and expert witnesses, or serve more than twenty (20) individual requests for documents, including subparts, or twenty (20) individual requests for admission or interrogatories, including subparts. Multiple hearing days will be scheduled consecutively to the greatest extent possible.

            (f) The arbitrator(s) must render their award by application of the substantive law of New York and are not free to apply "amiable compositeur" or "natural justice and equity," but shall apply, with respect to issues of patent law, U.S. federal law or other national law to the extent applicable. The arbitrator(s) shall render a written opinion setting forth findings of fact and conclusions of law with the reasons therefor stated. A transcript of the evidence adduced at the hearing shall be made and shall, upon request, be made available to either party.

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** Certain information in these exhibits has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.


The arbitrator(s) shall have power to exclude evidence on grounds of hearsay, prejudice beyond its probative value, redundancy, or irrelevance and no award shall be overturned by reason of such ruling on evidence. To the extent possible, the arbitration hearings and award will be maintained in confidence.

            (g) In the event the panel's award exceeds $5 million in monetary damages or includes or consists of equitable relief, or rejects a claim in excess of that amount or for that relief, then the losing party may obtain review of the arbitrators' award or decision by a single appellate arbitrator (the "Appeal Arbitrator") selected from the CPR Panels of Distinguished Neutrals by agreement or, failing agreement within seven working days, pursuant to the selection procedures specified in paragraph (d) above. If CPR cannot provide such services, the parties will together select another provider of arbitration services that can. No Appeal Arbitrator shall be selected unless he or she can commit to rendering a decision within forty-five (45) days following oral argument as provided in this paragraph. Any such review must be initiated within thirty (30) days following the rendering of the award referenced in (f) above.

            (h) The Appeal Arbitrator will make the same review of the arbitration panel's ruling and its bases that the U.S. Court of Appeals of the Third Circuit would make of findings of fact and conclusions of law rendered by a district court after a bench trial and then modify, vacate or affirm the arbitration panel's award or decision accordingly, or remand to the panel for further proceedings. The Appeal Arbitrator will consider only the arbitration panel's findings of fact and conclusions of law, pertinent portions of the hearing transcript and evidentiary record as submitted by the parties, opening and reply briefs of the party pursuing the review, and the answering brief of the opposing party, plus a total of no more than four (4) hours of oral argument evenly divided between the parties. The party seeking review must submit its opening brief and any reply brief within seventy-five (75) and one hundred thirty (130) days, respectively, following the date of the award under review, whereas the opposing party must submit its responsive brief within one hundred ten (110) days of that date. Oral argument shall take place within five (5) months after the date of the award under review, and the Appeal Arbitrator shall render a decision within forty-five (45) days following oral argument. That decision will be final and not subject to further review, except pursuant to the Federal Arbitration Act.

            (i) The parties consent to the jurisdiction of the Federal District Court for the district in which the arbitration is held for the enforcement of these provisions and the entry of judgment on any award rendered hereunder (including after review by the Appeal Arbitrator where such an appeal is pursued). Should such court for any reason lack jurisdiction, any court with jurisdiction shall act in the same fashion.

            (j) Each party has the right before or, if the arbitrator(s) cannot hear the matter within an acceptable period, during the arbitration to seek and obtain from the appropriate court provisional remedies such as attachment, preliminary injunction, replevin, etc. to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the arbitration.

            (k)   EACH PARTY HERETO WAIVES ITS RIGHTS TO TRIAL OF ANY ISSUE BY
JURY.

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** Certain information in these exhibits has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.


            (l) EACH PARTY HERETO WAIVES ANY CLAIM TO PUNITIVE, EXEMPLARY OR MULTIPLIED DAMAGES FROM THE OTHER.

            (m) EACH PARTY HERETO WAIVES ANY CLAIM OF CONSEQUENTIAL DAMAGES FROM THE OTHER, SUBJECT TO INDEMNIFICATION OBLIGATIONS OF EACH PARTY.

            (n) EACH PARTY HERETO WAIVES ANY CLAIM FOR ATTORNEYS' FEES AND COSTS AND PREJUDGMENT INTEREST FROM THE OTHER.

      13.2  Mediation.

            (a) Except as provided in Section 13.2(f), any dispute, controversy or claim arising out of or related to this agreement, or the interpretation, application, breach, termination or validity thereof, including any claim of inducement by fraud or otherwise, which claim would, but for this provision, be submitted to arbitration shall, before submission to arbitration, first be mediated through non-binding mediation in accordance with The CPR Mediation Procedure then in effect of the CPR Institute for Dispute Resolution
(CPR) available at www.cpradr.org/m_proced.htm, except where that procedure conflicts with these provisions, in which case these provisions control. The mediation shall be conducted in New Brunswick, New Jersey and shall be attended by a senior executive with authority to resolve the dispute from each of the operating companies that are parties.

            (b) The mediator shall be neutral, independent, disinterested and shall be selected from a professional mediation firm such as ADR Associates or JAMS/ENDISPUTE or CPR.

            (c) The parties shall promptly confer in an effort to select a mediator by agreement. In the absence of such an agreement within ten (10) days of initiation of the mediation, the mediator shall be selected by CPR as follows: CPR shall provide the parties with a list of at least fifteen (15) names from the CPR Panels of Distinguished Neutrals. Each party shall exercise challenges for cause, two peremptory challenges, and rank the remaining candidates within five (5) working days of receiving the CPR list. The parties may together interview the three (3) top-ranked candidates for no more than one hour each and, after the interviews, may each exercise one peremptory challenge. The mediator shall be the remaining candidate with the highest aggregate ranking.

            (d) The mediator shall confer with the parties to design procedures to conclude the mediation within no more than forty-five (45) days after initiation. Under no circumstances may the commencement of arbitration under Section 13.1 above be delayed more than forty-five (45) days by the mediation process specified herein absent contrary agreement of the parties.

            (e) Each party agrees not to intentionally use the period or pendency of the mediation to disadvantage the other party procedurally or otherwise. No statements made by

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** Certain information in these exhibits has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.


either side during the mediation may be used by the other or referred to during any subsequent proceedings.

            (f) Each party has the right to pursue provisional relief from any court, such as attachment, preliminary injunction, replevin, etc., to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the arbitration, even though mediation has not been commenced or completed.

      13.3 Force Majeure. Any delays in or failures of performance by a party under this Agreement shall not be considered a breach of this Agreement if and to the extent caused by occurrences beyond the reasonable control of the party affected, including but not limited to: acts of God; acts, regulations, or laws or other actions of any government; strikes or other concerted acts of workers; fires; floods; explosions; riots; wars; rebellions; terrorist attacks and sabotage; and any time for performance hereunder shall be extended by the actual time of delay caused by such occurrence.

      13.4 Assignment. This Agreement, or any of the rights and obligations created herein, shall not be assigned or transferred, in whole or in part, by either party hereto without the prior written consent of the other party; provided, however, that Barrier and JJCC each shall have the right to assign this Agreement or a portion hereof to any successor of all or substantially all of its business to which this Agreement or such portion hereof relates without written consent. JJCC and Barrier shall each shall have the right to assign this Agreement or a portion hereof to an Affiliate without prior written consent. Any attempted assignment or transfer of such rights or obligations without such consent, except as provided herein, shall be void.

      13.5 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than Barrier and JJCC and their respective Affiliates, successors and permitted assigns and sublicensees.

      13.6 Waiver. The waiver by a party, whether express or implied, of any provisions of this Agreement, or of any breach or default of a party, shall not be construed to be a continuing waiver of such provision, or of any succeeding breach or default, or a waiver of any other provisions of this Agreement.

      13.7 Governing Law. All matters affecting the interpretation, validity, and performance of this Agreement shall be governed by the laws of the State of New York, USA, without regard to its choice or conflict of law principles.

      13.8 Unenforceable Provisions. Any provision hereof which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. The parties shall replace such ineffective provision for such jurisdiction with a valid and enforceable provision which most closely approaches the idea, intent, purpose and practical economic benefit of this Agreement, and in particular, the provision to be replaced. If, after taking into account such ineffective provision, the parties are unable to realize the practical economic benefit

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** Certain information in these exhibits has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.


contemplated on the Execution Date, the parties shall negotiate in good faith to amend this Agreement to reestablish the practical economic benefit provided the parties on the Execution Date.

      13.9 Relationship Between the Parties. JJCC and Barrier are independent contractors and shall not be deemed to be partners, joint venturers or each other's agents, and neither shall have the right to act on behalf of the other except as expressly provided hereunder or otherwise expressly agreed to in writing.

      13.10 Entire Agreement. It is the mutual desire and intent of the parties to provide certainty as to their future rights and remedies against each other by defining the extent of their mutual undertakings as provided herein. The parties have in this Agreement and the Securities Acquisition Agreement incorporated all representations, warranties, covenants, commitments and understandings on which they have relied in entering into this Agreement and, except as provided for herein, neither party has made any covenant or other commitment to the other concerning its future action. Accordingly, this Agreement and the Securities Acquisition Agreement, and their attached schedules
(i) constitute the entire agreement and understanding between the parties with respect to the matters contained herein, and there are no promises, representations, conditions, provisions or terms related thereto other than those set forth in this Agreement and the Securities Acquisition Agreement, and
(ii) supersede all previous understandings, agreements and representations between the parties, written or oral relating to the subject matter hereof. The parties hereto may from time to time during the continuance of this Agreement modify, vary or alter any of the provisions of this Agreement, but only by written agreement of all parties hereto.

      13.11 Notices. All communications, reports, payments, and notices required by this Agreement shall be addressed to the parties at their respective addresses set forth below or to such other address as requested by a party by notice in writing to the other party.

      If to Barrier:    Barrier Therapeutics, Inc.
                        Attention: President
                        1 Stults Drive
                        Plainsboro, New Jersey 08536

                        With a copy to:

                        Morgan, Lewis & Bockius LLP
                        Attention: Steven M. Cohen, Esq.
                        502 Carnegie Center
                        Princeton, New Jersey  08540

      If to JJCC:       Johnson & Johnson Consumer Companies, Inc.
                        Attention:  Vice-President Research and Development
                        199 Grandview Road
                        Skillman, New Jersey  08558

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** Certain information in these exhibits has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.


                        With a copy to:

                        Chief Patent Counsel
                        Johnson & Johnson
                        One Johnson & Johnson Plaza
                        New Brunswick, New Jersey  08933

      All such notices, reports, payments, and communications shall be made by first class mail, postage prepaid, return receipt requested or overnight delivery and shall be considered made as of the date of receipt.

      13.12 Recordation of this Agreement. It is understood and acknowledged by both parties to this Agreement that certain Foreign Countries may require that this Agreement be recorded or approved in such countries. Accordingly, at its sole expense, Barrier or its sublicensees or Affiliates shall, if required by applicable law, promptly cause this Agreement to be recorded and, if required by applicable law, use commercially reasonable efforts to have this Agreement approved in any such Foreign Country in which Barrier or its sublicensees or Affiliates market Licensed Products pursuant to this Agreement.

      13.13 Headings. All headings in this Agreement are for convenience only and shall not affect the meaning of any provision hereof.

      13.14 Advice of Counsel. JJCC and Barrier have each consulted counsel of their choice regarding this Agreement, and each acknowledges and agrees that this Agreement shall not be deemed to have been drafted by one party or another and will be construed accordingly.

      13.15 Condition on Closing of Series B. The rights and obligations of the parties under Article 2 and Article 3, including without limitation, the license grants of JJCC IP Rights to Barrier and the transfer of JJCC Tangible Property, shall be subject to the satisfaction, on or prior to the Closing Date of completing and closing a capital financing transaction in one or more closings in which (i) the aggregate cash proceeds received by Barrier equal or exceed twenty-three million dollars ($23,000,000) and (ii) Barrier obtains firm commitments for at least an additional twenty-three million dollars ($23,000,000), which commitments are not subject to any milestones or conditions precedent (for purposes of both (i) and (ii) above, excluding any investments made by JJCC or Johnson & Johnson Development Corporation or any other Affiliate of JJCC) and pursuant to which Barrier will issue fully paid and non-assessable shares of Series B Convertible Preferred Stock in accordance with the terms set forth in the Amended and Restated Certificate of Incorporation in substantially the form attached to the Securities Acquisition Agreement as Exhibit B.

      13.16 Public Announcements. Neither party will make any public announcement which either (i) names or otherwise identifies the other party, its Affiliates, or their products or (ii) relates to the Diaper Dermatitis Product without first giving the other party at least three (3) business days to review and comment on such public announcement. In addition, subject to any Commercialization Agreements that are entered into between Barrier and JJCC and/or an Affiliate of JJCC, until the earlier of Barrier's initial public offering or the fifth anniversary of

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** Certain information in these exhibits has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.


the Execution Date, neither party will make any public announcement regarding Licensed Products (other than the Diaper Dermatitis Product and any Licensed Product for which JJCC has received all notices required to be delivered pursuant to Section 5) without giving the other party at least three (3) business days to review, comment on and approve such public announcement, which approval shall not be unreasonably withheld or delayed.

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** Certain information in these exhibits has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.


      IN WITNESS WHEREOF, and intending to be legally bound, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Execution Date.

                                    JOHNSON & JOHNSON CONSUMER
                                    COMPANIES, INC.

                                    By:   /s/ J. Neal Matheson
                                          --------------------------------
                                          Name: J. Neal Matheson
                                          Title: Exec. Vice-President RD&E

                                          Date: May 6, 2002


                                    BARRIER THERAPEUTICS, INC.

                                    By:   /s/ Geert Cauwenbergh
                                          -------------------------------
                                          Name: Geert Cauwenbergh
                                          Title: President and CEO

                                          Date: May 6, 2002



                    SIGNATURE PAGE TO INTELLECTUAL PROPERTY
                         TRANSFER AND LICENSE AGREEMENT

** Certain information in these exhibits has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.


                                  SCHEDULE 1.1

                               `683 PATENT RIGHTS

(1)      U.S. Patent No. 6,238,683
(2)      U.S. Patent Application No. 09/562,371
(3)      Argentinean Patent Application No. P990106172
(4)      Australian Patent Application No. 18412/00
(5)      Brazilian Patent Application No. PI9907666-7
(6)      Canadian Patent Application No. 2,319,515
(7)      Canadian Patent Application No. 2,345,501
(8)      Chinese Patent Application No. 99803656.0
(9)      European Patent Application No. 99961929.9
(10)     European Patent Application No. 01303901.1
(11)     Indian Patent Application No. IN/PCT/2000/00181
(12)     Japanese Patent Application No. 586367/00
(13)     Korean Patent Application No. 10-2000-7008442
(14)     Mexican Patent Application No. 007720
(15)     Thailand Patent Application No. 054263
(16)     Taiwanese Patent Application No. 88121127

** Certain information in these exhibits has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.


                                  SCHEDULE 1.3

                               `932 PATENT RIGHTS

(1)      U.S. Patent No. 4,911,932
(2)      Australian Patent No. 569,602
(3)      Canadian Patent No. 1,250,522
(4)      European Patent No. 149,561
(5)      Greek Patent No. 850,123
(6)      Guatemalan Patent No. 4180
(7)      Irish Patent No. 58,380
(8)      Japanese Patent No. 1,953,017
(9)      Korean Patent No. 28,024
(10)     Mexican Patent No. 163,628
(11)     Portugal Patent No. 79,838
(12)     South African Patent No. 85/0400
(13)     Singapore Patent No. 8990664.8
(14)     Zimbabwe Patent No. 11/85

** Certain information in these exhibits has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.


                                  SCHEDULE 1.19

                              JJCC Related Property

1.    IND [**] relating to the Sebderm Product

2. NDA [**], and copies of all regulatory filings cross-referenced therein as of the Execution Date, relating to the Diaper Dermatitis Product

3.    IND [**] relating to the Diaper Dermatitis Product

4. Pursuant to and as set forth in Section 5.5 of the Agreement, copies of all formulation and manufacturing procedures, and any analytical methods that have been developed that are necessary for Barrier to manufacture such products itself, or through a third party.